Exhibit 21
REGISTRANT
POLARIS INDUSTRIES INC.

State or Other Jurisdiction
of Incorporation or
Name of Subsidiary	Organization
Polaris Industries Inc.	Delaware

Polaris Industries Ltd.	Manitoba, Canada

Polaris Acceptance Inc.	Minnesota

Polaris Sales Inc.	Minnesota

Polaris Industries Manufacturing LLC	Minnesota

Polaris Insurance Services LLC	Minnesota

Polaris Direct Inc.	Minnesota

Polaris Sales Australia Pty Ltd.	Australia

Polaris France S.A.	France

Polaris Britain Limited	United Kingdom

Polaris Norway AS	Norway

Polaris Scandinavia AB	Sweden

Polaris Austria GmbH	Austria